U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility continue. See Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940

FORM 5

|_|  Check this box if no longer subject
     to  Section  16.  Form 4 or  Form 5
     obligations may Instruction 1(b).
|_|  Form 3 Holdings Reported.
|_|  Form 4 Transactions reported.

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
1. Name and Address of Reporting   2. Issuer Name and Ticker or                        6. Relationship of Reporting Person to Issuer
   Person                             Trading Symbol                                      (Check all applicable)

   Glime    Ronald    F.              Warrantech Corporation - WTEC                       ___ Director           ___ 10% Owner

   (Last)   (First)   (Middle)                                                            ___ Officer            _X_ Other
                                                                                          (give title below)    (specify below)

                                                                                          President-Warrantech Domestic Operations
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                                   3. IRS or Social Security      4. Statement for     7. Individual or Joint/Group Filing
c/o Warrantech Corporation            Number of Reporting Person     Month/Year           (Check applicable line)
300 Atlantic Street                   (Voluntary)
                                                                     3/31/00              _X_ Form filed by one Reporting Person
       (Street)
                                                                                          ___ Form filed by more than one Reporting
                                                                                              Person
-----------------------------------                                                    ---------------------------------------------
                                                                  5. If Amendment,
Stamford        CT         06901                                     Date of Original
                                                                     (Month/Year)
(City)       (State)       (Zip)
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
                       Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security        2. Trans-     3. Trans-    4. Securities Acquired     5. Amount of        6. Ownership     7. Nature of
   (Instr. 3)                  action        action       (A) or Disposed of (D)     Securities          Form:            Indirect
                               Date          Code         (Instr. 3, 4 and 5)        Beneficially        Direct (D)       Beneficial
                               (Month/       (Instr.8)                               Owned at End        or Indirect      Ownership
                               Day/ Year)                                            of Issuer's         (I) (Instr.4)    (Instr. 4)
                                                                                     Fiscal Year
                                                                                     (Instr. 3 and 4)

                                                       --------------------------
                                                       Amount  (A) or (D)  Price
--------------------------- ------------- ------------ ------- ---------- ------- ------------------- ---------------- -------------
Common Stock                                                                         67,527              D
--------------------------- ------------- ------------ ------- ---------- ------- ------------------- ---------------- -------------

--------------------------- ------------- ------------ ------- ---------- ------- ------------------- ---------------- -------------

--------------------------- ------------- ------------ ------- ---------- ------- ------------------- ---------------- -------------

--------------------------- ------------- ------------ ------- ---------- ------- ------------------- ---------------- -------------

--------------------------- ------------- ------------ ------- ---------- ------- ------------------- ---------------- -------------


If the form is filed by more than one Reporting Person, see Instruction 4(6)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

                           (Print or Type Responses)

  Table II-- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative  2. Conversion  3. Transaction  4. Transaction  5. Number of      6. Date            7. Title and Amount of
   Security                or             Date            Code            Derivative        Exercisable        Underlying Securities
   (Instr. 3)              Exercise       (Instr.8)       (Instr.8)       Securities        and                (Instr. 3 and 4)
                           Price          (Month/                         Acquired (A)      Expiration
                           of             Day/Year)                       or Disposed       Date
                           Derivative                                     of (D) (Instr.    (Month/Day/
                           Security                                       3, 4, and 5)      Year)
                                                                       -------------------------------------------------------------
                                                                          (A)     (D)       Date      Expir-   Title      Amount or
                                                                                            Exer-     ation               Number of
                                                                                            cisable   Date                Shares
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Option to Purchase                        10/18/99        D(1)                    65,565                       Common     65,565
Common Stock                                                                                                   Stock
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



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8. Price       9. Number       10. Ownership    11. Nature
   of             of               Form of          of
   Derivative     Derivative       Derivative       Indirect
   Security       Securities       Security:        Beneficial
   (Instr.5)      Beneficially     Direct           Ownership
                  Owned at         (D) or           (Instr. 4)
                  End of           Indirect (I)
                  Month            (Instr.4)
                  (Instr.4)
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                  0                D
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Explanation of Responses:

(1) Cancellation of option.

             /s/ Ronald Glime                              5/13/00
         --------------------------------------        -----------------
            **Signature of Reporting Person                  Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.